Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190763

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 12, 2013)

12,000,000 Shares

Common Stock

Gray Television, Inc.

Gray Television, Inc. is offering 12,000,000 shares of its common stock. Our common stock is quoted on the New York Stock Exchange under the symbol “GTN.” The last reported sale price of our common stock on the New York Stock Exchange on March 25, 2015 was $13.30 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and the risks set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

	Per Share	Total
Initial price to public	$13.0000	$156,000,000
Underwriting discounts and commissions(1)	$ 0.5525	$ 6,630,000
Proceeds, before expenses, to Gray Television, Inc.	$12.4475	$149,370,000

(1) We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

Gray Television, Inc. has granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares of common stock at the initial public offering price less the underwriting discount.

None of the Securities and Exchange Commission (“SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March 31, 2015.

Joint Book-Running Managers

Wells Fargo Securities	RBC Capital Markets

Co-Managers

Barrington Research	Sidoti & Company, LLC

Prospectus Supplement dated March 25, 2015.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describes the specific terms of this offering and adds to and updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, provides more general information about the Company and its business, some of which may not apply to this offering. If any information varies between this prospectus supplement and the information incorporated by reference herein and the accompanying prospectus and the information incorporated by reference therein, you should rely on the information in this prospectus supplement and the information incorporated by reference herein.

Additional information about us is incorporated in this prospectus supplement and the accompanying prospectus by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors and other cautionary statements described under the heading “Risk Factors” elsewhere in this prospectus supplement and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014, before deciding whether to invest in our common stock. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

References in this prospectus supplement to the terms “we,” “us,” “our,” “Gray,” the “Company” or other similar terms mean Gray Television, Inc. and our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus includes industry data regarding station rank, in-market share and television household data that we obtained from reports prepared by Nielsen Media Research Company (“Nielsen”). Such information also includes management expectations concerning these markets. We have derived management estimates from publicly available information released by third-party sources, as well as data from our internal research, and have based our estimates on such data and our knowledge of our industry and markets, which we believe to be reasonable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein and cannot guarantee the accuracy or completeness of any such data in or incorporated by reference in this prospectus supplement or the accompanying prospectus. None of the independent industry publications referred to in this prospectus supplement or the accompanying prospectus were prepared on our or our affiliates’ behalf. Estimates of historical growth rates are not necessarily indicative of future growth rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, we make “forward-looking statements.” Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar words and expressions are generally intended to identify forward-looking statements. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. The most material, known risks are detailed in the sections titled “Risk Factors” in this prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of

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Operations” incorporated by reference into this prospectus supplement and the accompanying prospectus. All forward-looking statements in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and we undertake no obligation to update or otherwise release any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus supplement. Any such forward-looking statements, whether made in this prospectus supplement or elsewhere, should be considered in context with the various disclosures made by us about our business. The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•

we have a significant amount of debt and have the ability to incur significant additional debt, which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict, and are expected to continue to restrict, our business and limit our ability to take certain actions;

•	our ability to meet our debt service obligations will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•	we are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash;

•	we are dependent on advertising revenues, which are seasonal and cyclical, and may also fluctuate as a result of a number of other factors, including macroeconomic financial and economic conditions;

•	we intend to continue to seek to grow through strategic acquisitions, and acquisitions involve risks and uncertainties;

•	we are highly dependent upon a limited number of advertising categories;

•

we are dependent on our retransmission consent agreements with multichannel video programming distributors, and any potential changes to the retransmission consent regime could materially adversely affect our business;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•	we purchase television programming in advance of earning any related revenue, and we may not earn sufficient revenue to offset the costs thereof;

•	we are subject to risks of competition from other local stations as well as from cable systems, the Internet and other providers;

•	we may incur significant capital and operating costs, including costs related to our obligations under our defined benefit pension plans;

•	we may incur impairment charges related to our assets; and

•

we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (the “FCC” or the “Commission”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.

We urge you to review carefully the information under the heading “Risk Factors” included elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a more complete discussion of the risks of participating in this offering.

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You may rely on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement or the accompanying prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you. Neither the delivery of this prospectus supplement nor the sale of common stock means that information contained in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

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SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our Company, you should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ based upon certain factors, including those set forth under the heading “Risk Factors” included elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including especially the “Risk Factors” section, as well as the documents that we have referred you to under “Where You Can Find More Information” below, before making an investment decision. Our discussion of the television (or “TV”) stations that we own and operate does not include our minority equity interest in the television and radio stations owned by Sarkes Tarzian, Inc.

Overview

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. As of February 1, 2015, we owned and operated television stations in 44 television markets broadcasting a total of 140 programming streams, including 26 affiliates of the CBS Network (“CBS”), 24 affiliates of the NBC Network (“NBC”), 16 affiliates of the ABC Network (“ABC”) and ten affiliates of the FOX Network (“FOX”).

In addition to our primary broadcast channels we can also broadcast secondary digital channels within a market. Our secondary digital channels are generally affiliated with networks different from those affiliated with our primary broadcast channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming in addition to our primary channels. Certain of our secondary digital channels are affiliated with more than one network simultaneously. In addition to affiliations with ABC, CBS and FOX, our secondary channels are affiliated with the following networks: the CW Network or the CW Plus Network, MyNetworkTV, the MeTV Network, This TV Network, Antenna TV, Telemundo, Heroes and Icons, and MOVIES! Network. We also broadcast ten local news/weather channels in certain of our existing markets. Our combined TV station group encompasses markets that comprise approximately 8.0% of total United States television households.

Our operating revenues are derived primarily from broadcast and internet advertising, retransmission consent fees and, to a lesser extent, from other sources such as production of commercials and tower rentals. For the years ended December 31, 2014, 2013 and 2012 we generated revenue of $508.1 million, $346.3 million and $404.8 million, respectively.

On a pro forma basis for the years ended December 31, 2014 and 2013, assuming that the Hoak Acquisition and the SJL Acquisition, along with transactions necessary to finance the Hoak Acquisition and the SJL Acquisition (each as defined below), occurred on January 1, 2013, revenue would have been $565.2 million and $445.4 million, respectively. The foregoing pro forma revenue numbers do not include revenues associated with the KEVN Acquisition, the KNDX Acquisition, the Parker Acquisition, the WQCW Acquisition, the Helena Acquisition, the Yellowstone Acquisition and the Excalibur Acquisition (each as defined below) prior to the consummation of such transactions, which would have, on a pro forma basis, resulted in additional revenue of approximately $6.7 million and $27.2 million for the years ended December 31, 2014 and 2013, respectively, had they occurred on January 1, 2013. See “—Summary—Preliminary Pro Forma Financial Information.”

Markets and Stations

Gray operates in designated market areas (“DMAs”) ranked between 61 and 209 and seeks to focus its operations on university towns and state capitals. Our markets include 24 university towns, representing enrollment of approximately 547,000 students, and 12 state capitals. We believe university towns and state capitals provide significant advantages as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams.

We have strong, market leading positions in our markets. We believe a key driver for our strong market position is the strength of our local news and information programs. We believe that our market position and our strong local revenue streams have enabled us to maintain more stable revenues in recent challenging economic conditions compared to many of our peers.

We are diversified across our markets and network affiliations. Our largest market by Company revenue is Charleston/Huntington, WV, which contributed approximately 7% of our revenue for each of the years ended December 31, 2014 and 2013. Our top 10 markets by Company revenue contributed approximately 42% and 50% of our revenue for the years ended December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2013, our CBS-affiliated channels accounted for 42% and 45%, respectively, of our revenue; our NBC-affiliated channels accounted for 38% and 35%, respectively, of our revenue; our ABC-affiliated channels accounted for 15% and 14%, respectively, of our revenue; and our FOX-affiliated channels accounted for approximately 2% of our revenue.

All but two of our stations broadcast a primary channel affiliated with one of the four major broadcast networks. In addition to the primary channels, the majority of our stations also broadcast secondary digital channels that are affiliated with various networks. The terms of our affiliations with these networks are governed by network affiliation agreements. Each network affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the affiliated network. During 2014, we negotiated new agreements for essentially all our major network affiliated channels. Our network affiliation agreements currently expire at various dates through August 31, 2019.

We believe our net retransmission revenue will grow over the next few years, which will continue to drive our free cash flow generation. During 2014, we renewed retransmission contracts with approximately 5.0 million subscribers (around 50% of our current subscribers). We expect to renew retransmission contracts in 2015, 2016 and 2017/2018 for approximately 0.8 million, 3.8 million and 5.0 million subscribers, respectively; provided, however, no assurance can be given that such contracts will be renewed on such basis or with respect to any associated revenue.

Industry Overview

The FCC grants broadcast licenses to television stations. There have been and are only a limited number of channels available for broadcasting in any one geographic area.

Television station revenue is derived primarily from local, regional and national advertising. Television station revenue is derived to a much lesser extent from retransmission consent fees; studio and tower space rental fees; and commercial production activities. “Advertising” refers primarily to advertisements broadcast by television stations, but it also includes advertisements placed on a television station’s website and sponsorships of television programming and off-line content (such as email messages, mobile applications, and other electronic content distributed by stations). Advertising rates are based upon: (i) the size of a station’s market, (ii) a station’s overall ratings, (iii) a program’s popularity among targeted viewers, (iv) the number of advertisers competing for available time, (v) the demographic makeup of the station’s market, (vi) the availability of alternative advertising media in the market, (vii) the presence of effective sales forces and (viii) the development of projects, features and programs that tie advertiser messages to programming and/or digital content on a station’s website or mobile applications.

Advertising rates can also be determined in part by a station’s overall ratings and in-market share, as well as the station’s ratings and market share among particular demographic groups that an advertiser may be targeting. Because broadcast stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The sizes of advertisers’ budgets, which can be affected by broad economic trends, can affect the broadcast industry in general and the revenues of individual broadcast television stations.

Each commercial television station in the United States is assigned by Nielsen to one of 210 geographic television markets or DMAs. These markets are ranked in size according to their number of television households, with the market having the largest number of television households (New York City) ranked first. Each DMA is an exclusive geographic area consisting of all counties (and in some cases, portions of counties) in which the home-market commercial television stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in each DMA.

Operating Strategy

Our success is based on the following strategies for growing our revenues and operating cash flows:

Grow by Leveraging our Diverse National Footprint.    We have a diverse and national footprint of television stations in 44 markets that comprise approximately 8.0% of United States television households. We currently operate in DMAs ranked between 61 and 209 and primarily focus our operations on university towns and state capitals. We believe university towns and state capitals provide significant advantages as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams than other markets. We also seek to operate in markets that we believe have the potential for significant political advertising revenue in periods leading up to elections. We are also diversified across our programming, broadcasting 140 programming streams, including 26 affiliates of CBS, 24 affiliates of NBC, 16 affiliates of ABC and ten affiliates of FOX.

We believe our market and affiliate diversification will continue to allow us the potential to capture significant advertising revenue from various advertising categories. We also intend to continue to leverage our broad geographic and network coverage in order to decrease exposure to any one regional economic or network downturn. Combined with the potential for significant political-based advertising revenue in the two-year election cycle, we believe our diverse mid-market footprint and operations have positioned us well to continue to grow our revenues and free cash flow.

Continue to Pursue Strategic Growth and Accretive Acquisition Opportunities.    The television broadcasting industry has been characterized in recent periods by a high level of acquisition activity. We believe that there continue to be a number of television stations, and some station groups, that have similar operating profiles and characteristics, and that share our commitment to local news coverage, to the communities in which they operate and to creating high quality, locally-driven content. We intend to continue to selectively pursue opportunities for the acquisition of television stations or station groups, primarily in markets below the Top 50 DMAs, which fit our strategic and operational objectives, and where we believe that we can improve revenue, efficiencies and cash flow through active management and cost controls. As we consider potential acquisitions, we primarily evaluate potential station audience and revenue shares and the extent to which the target would positively impact our existing station operations.

From time to time, we are engaged in ongoing discussion with respect to various acquisitions of television stations or station groups, and we expect to continue to pursue strategic acquisition opportunities. While Gray does not, as of the date hereof, have any definitive agreements with respect to any material acquisition, we expect to continue to engage in ongoing discussions with various companies and to continue assessing those and other strategic opportunities.

In furtherance of this strategy, we have announced and/or completed a number of strategic transactions recently, including:

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the March 2015 announcement of an agreement to acquire KMVT-TV and KSVT-TV in the Twin Falls, Idaho market for $17.5 million, which is subject to regulatory approval and is expected to close in the third quarter of 2015;

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the November 2014 acquisition of KBGF-LD in the Great Falls, Montana market, and KTVH-TV in the Helena, Montana market, and the December 2014 acquisition of KMTF-TV in the Helena, Montana market for an aggregate purchase price of $1.85 million (the “Helena Acquisition”);

•

the assumption of certain operating agreements and the acquisition of certain non-license assets from Parker Broadcasting, Inc. (“Parker”) relating to KAQY-TV in the Monroe, Louisiana market and KXJB-TV in the Fargo, North Dakota market in September 2014 and December 2014, respectively, for an aggregate of $6.7 million (the “Parker Acquisition”);

•	the September 2014 acquisition of WJRT-TV in the Flint-Saginaw-Bay City, Michigan and WTVG-TV in the Toledo, Ohio markets for $131.5 million (the “SJL Acquisition”);

•	the June 2014 acquisition (the “Hoak Acquisition”) of the twelve television stations listed below for $299.9 million from Hoak Media, LLC (“Hoak”):

Station	Network Affiliation	Market
KSFY-TV	ABC	Sioux Falls, SD
KABY-TV*	ABC	Sioux Falls, SD
KPRY-TV*	ABC	Sioux Falls, SD
KVLY-TV	NBC	Fargo-Valley City, ND
KNOE-TV	CBS	Monroe-El Dorado, LA
KFYR-TV	NBC	Minot-Bismarck-Dickinson, ND
KMOT-TV	NBC	Minot-Bismarck-Dickinson, ND
KUMV-TV	NBC	Minot-Bismarck-Dickinson, ND
KQCD-TV	NBC	Minot-Bismarck-Dickinson, ND
KALB-TV	NBC/CBS	Alexandria, LA
KNOP-TV	NBC	North Platte, NE
KIIT-LP	Fox	North Platte, NE

*	Satellite station

The Hoak Acquisition also included the assumption of (i) Hoak’s interest in certain operating agreements, the primary programming stream, and non-license assets, of KHAS-TV, which serves the Lincoln-Hastings, Nebraska market, and which we transferred to KSNB-TV, a station owned by us in the same market and (ii) Hoak’s rights under certain agreements with Parker to provide back-office services, sales support and limited programming to KXJB-TV and KAQY-TV, which agreements terminated upon the completion of the Parker Acquisition;

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the May 2014 acquisition of KNDX-LP, KXND-LP, and the programming streams of KNDX-TV, and its satellite station KXND-TV in the Minot-Bismarck, North Dakota television market (collectively “KNDX-TV”) for $7.5 million (the “KNDX Acquisition”);

•	the May 2014 acquisition of KEVN-TV and its satellite station, KIVV-TV in the Rapid City, South Dakota, television market for $8.8 million (the “KEVN Acquisition”);

•	the April 2014 acquisition of WQCW-TV in Portsmouth, Ohio in the Charleston-Huntington television market for $5.5 million (the “WQCW Acquisition”);

•	the October 2013 transactions with News-Press Gazette Company and Excalibur Broadcasting, LLC (or “Excalibur”), pursuant to which we acquired the non-license assets for $9.0 million, and

Excalibur acquired the license assets for $3.0 million, of KJCT-TV and associated low power stations in the Grand Junction, Colorado, market (the “Excalibur Acquisition”). In connection therewith, we entered into a shared services agreement, pursuant to which we provide certain services, including back-office, engineering and sales support, and a lease agreement, pursuant to which we provide studio and office space, to Excalibur. Also in connection with these arrangements, we paid $0.5 million and entered into a put and call option agreement with Excalibur. In December 2014, we acquired the low power stations, certain operating agreements, all of the program streams, and the full-power non-license assets of Excalibur for a purchase price equal to Excalibur’s then-outstanding indebtedness of $2.85 million, which was then retired; and

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the October 2013 acquisition of 99% of the outstanding equity interests of Yellowstone Television, LLC (“Yellowstone”), the owner of four television stations in the Laredo, Texas, Cheyenne, Wyoming — Scottsbluff, Nebraska and Casper, Wyoming markets, for approximately $23.0 million (the “Yellowstone Acquisition”). In connection therewith, we entered into a put and call option agreement with the owner of Yellowstone, which we exercised and closed on October 2, 2014, thereby acquiring the remaining 1% of Yellowstone for $10.0 million. The total consideration for this acquisition was approximately $32.7 million.

Maintain and Grow our Market Leadership Position.    We have the #1 ranking in overall audience in 31 of the 44 markets in which we own stations and we have the #1 ranking in local news audience in 28 of our markets. In addition, we have the #1 and #2 ranking in both overall audience and news audience in 41 of those 44 markets.

We believe there are significant advantages in operating the #1 or #2 television broadcasting stations in a local market. Strong audience and market share allows us to enhance our advertising revenue through price discipline and leadership. We believe a top-rated news platform is critical to capturing incremental sponsorship and political advertising revenue. Our high-quality station group allows us to generate high operating margins, which allows us additional opportunities to reinvest in our business to further strengthen our network and news ratings. Furthermore, we believe operating the top ranked stations in our various markets allows us to attract and retain top talent.

We also believe our local leadership positions help us in negotiating more beneficial terms in our network affiliation agreements. In 2014, we renewed and extended substantially all of our network affiliate agreements, which now expire on various dates through August 2019.

We also believe that our leadership position in the markets in which we operate gives us additional leverage to negotiate more favorable terms in our retransmission contracts with cable system operators, telephone video distributors, direct broadcast satellite (“DBS”) operators, and other multichannel video programming distributors (collectively, “MVPDs”). These MVPDs pay us for the right to retransmit our television stations’ program content. We recently completed the negotiations of new retransmission agreements with approximately 250 MVPDs whose retransmission consent agreements expired on December 31, 2014. We do not have any open negotiations at this time, and we do not have any material retransmission agreements expiring until the end of this year.

We intend to maintain our market leadership position through continued prudent investment in our news and syndicated programs, as well as continued technological advances and program improvements. We continue to convert our local studios in select markets to be able to provide high definition digital broadcasting (“HD”) to further enhance the visual quality of our local programs, which we believe will drive incremental viewership, and we expect to continue to invest in technological upgrades over the next few years. We believe the foregoing will help us maintain and grow our market leadership, thereby enhancing our ability to grow and further diversify our revenues and cash flows.

Continue to Monetize Digital Spectrum.    We currently broadcast over 60 secondary channels. Our secondary channels are affiliated with networks different from those affiliated with our primary channels and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our primary channels. Certain of our channels are affiliated with more than one network simultaneously.

Our strategy includes expanding upon our digital offerings, and we evaluate potential opportunities from time to time either on our own and/or in partnership with other companies. We also evaluate opportunities to use spectrum for future delivery of television broadcasts to handheld and other mobile devices. For example, we recently announced that we have reached an agreement with NBC Network to launch our NBC affiliated channels through NBCUniversal’s TV Everywhere platform for mobile and online devices.

Maintain Prudent Cost Management.    Historically, we have closely managed our costs to maintain and improve our margins. We believe that our market leadership position also gives us additional negotiating leverage to enable us to lower our syndicated programming costs. We have increased the efficiency of our stations by automating video production and back office processes. We believe that we will be able to further benefit from our cost and operational efficiencies as we continue to grow our Company.

Preliminary Pro Forma Financial Information

The following table sets forth certain unaudited pro forma results of operations of the Company for the years ended December 31, 2014 and 2013 assuming that the Hoak Acquisition and the SJL Acquisition, along with transactions necessary to finance the Hoak Acquisition and the SJL Acquisition, occurred on January 1, 2013 (in thousands, except per share data):

	Year Ended December 31,
	2014	2013
Revenue (less agency commissions)	$565,251	$445,443
Net income	$50,771	$20,665
Basic net income per share	$0.88	$0.36
Diluted net income per share	$0.87	$0.36

This pro forma financial information is based on each of Gray’s, Hoak’s and SJL’s historical results of operations, adjusted for the effect of preliminary fair value estimates and other acquisition accounting adjustments, and is not necessarily indicative of what our results would have been had we completed each of the Hoak Acquisition and the SJL Acquisition on January 1, 2013 or on any other historical date, nor is it reflective of our expected results of operations for any future period. The pro forma adjustments for the years ended December 31, 2014 and 2013 reflect (i) depreciation expense and amortization of finite-lived intangible assets related to the fair value of the assets acquired, (ii) additional interest expense related to the financing of each of the Hoak Acquisition and the SJL Acquisition, (iii) the loss from early extinguishment of debt as if the amendment and restatement of our senior credit facility had ocurred on January 1, 2013, rather than in 2014, and (iv) the related tax effects of the adjustments. This pro forma financial information has been prepared based on estimates and assumptions that we believe are reasonable as of the date hereof, and are subject to change based on, among other things, changes in the fair value estimates or underlying assumptions.

In connection with completing the Hoak Acquisition and SJL Acquisition, in 2014 we incurred a total of $5.1 million of transaction related costs, primarily related to legal, consulting and other professional services. These costs were not included in the 2014 pro forma amounts presented above, but 2013 pro forma net income was adjusted to include these costs as if they were incurred in 2013 as they were directly attributable to the Hoak Acquisition and the SJL Acquisition.

Net revenues and operating income of the businesses acquired in the Hoak Acquisition and the SJL Acquisition included in our actual consolidated statements of operations for the year ended December 31, 2014 were $64.7 million and $25.8 million, respectively.

Pro forma financial information for each of the KEVN Acquisition, the KNDX Acquisition, the Parker Acquisition, the WQCW Acquisition, the Helena Acquisition, the Yellowstone Acquisition and the Excalibur Acquisition are not included, as such information is not material to our financial statements.

Recent Developments

Pending Acquisition of KMVT-TV and KSVT – Twin Falls, Idaho

On March 12, 2015, we announced that we entered into a definitive agreement with Neuhoff Corp. to acquire KMVT-TV and KSVT-TV in Twin Falls, Idaho for $17.5 million. KMVT-TV is a CBS affiliate with a multicast channel affiliated with the CW Network. KSVT-TV is the market’s Fox affiliate.

The transaction is expected to close in the third quarter of 2015 subject to receipt of regulatory and other approvals.

Corporate Information

Gray Television, Inc. is a Georgia corporation. Our executive offices are located at 4370 Peachtree Road, NE, Atlanta, GA 30319, and our telephone number at that location is (404) 504-9828. Our website address is http://www.gray.tv. The information on, or accessible through, our website, is not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares of common stock to be offered by the Company	12,000,000 shares of common stock

Option to purchase shares of common stock from the Company	The Company has granted the underwriters an option to purchase up to an additional 1,800,000 shares of common stock at the public offering price less the underwriting discounts and commissions, which option may be exercised at any time in whole, or from time to time in part, on or before the 30th day following the date of this prospectus supplement.

Shares of common stock to be outstanding after this offering (both before and after giving effect to the option)	64,594,343 shares of common stock (or 66,394,343 shares of common stock if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	The net proceeds from this offering are expected to be approximately $148,533,000 (or $170,938,500 if the underwriters exercise in full their option to purchase additional shares) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this for general corporate purposes, and may use these net proceeds from time to time for, among other things, repayment of outstanding debt, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead. See “Use of Proceeds.”

Dividend policy	We do not intend to pay cash dividends on our common stock in the immediate future. Our credit agreements contain restrictions on our ability to pay dividends. Future dividends, if any, will be at the discretion of our Board of Directors and will depend on several factors including our results of operations, cash requirements and surplus, financial condition, limitations or restrictions in our credit agreements and other financing agreements and other factors that the Board of Directors may deem relevant. Our common stock and Class A common stock holders have the same rights related to dividends.

Voting policy	Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Each holder of our Class A common stock is entitled to 10 votes per share on all matters to be voted on by our stockholders.

New York Stock Exchange trading symbol	“GTN”

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-12 of this prospectus supplement, including the risk factors set forth in our Annual

Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement before deciding whether to invest in shares of our common stock.

The total number of shares of common stock to be outstanding following the offering is based on the total number of shares of common stock outstanding as of March 20, 2015 and does not include any securities convertible into or exercisable for common stock. Unless we specifically state otherwise, the information contained in this prospectus supplement is based on the assumption that the underwriters will not exercise the option to purchase additional shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary historical consolidated financial information for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013. We have derived the following summary historical financial information from our audited consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. You should not consider our results for the years ended December 31, 2014, 2013 or 2012, or our financial condition as of any such dates, to be indicative of our results or financial condition to be expected for or as of any future periods.

The summary historical consolidated financial information presented below does not contain all of the information you should consider before deciding whether or not to invest in our common stock, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, each of which is included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	Year Ended December 31,
	2014	2013	2012
		(in thousands)
Statement of Operations Data(1):
Revenues (less agency commissions)	$508,134	$346,298	$404,831
Operating expenses before depreciation, amortization, and loss on disposals of assets, net:
Broadcast	285,990	217,411	212,286
Corporate and administrative	29,203	19,810	15,927
Depreciation	30,248	24,096	23,133
Amortization of intangible assets	8,297	336	75
Loss (gain) on disposals of assets, net	623	765	(31)

Operating expenses	354,361	262,418	251,390

Operating income	153,773	83,880	153,411
Other income (expense):
Miscellaneous income, net	23	—	2
Interest expense	(68,913)	(52,445)	(59,443)
Loss from early extinguishment of debt(2)	(5,086)	—	(46,683)

Income before income taxes	79,797	31,435	47,317
Income tax expense	31,736	13,147	19,188

Net income	48,061	18,288	28,129
Preferred stock dividends (includes accretion of issuance costs of $0, $0 and $1,081, respectively)(3)	—	—	4,095

Net income available to common stockholders	$48,061	$18,288	$24,034

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$134,219	$60,239	$89,372
Investing activities	(501,892)	(60,527)	(23,306)
Financing activities	384,964	2,699	(60,189)

Balance Sheet Data (at end of period):
Cash	$30,769	$13,478
Working capital	88,282	67,502
Net intangible assets, broadcast licenses and goodwill	1,445,772	1,026,035
Total assets	1,871,580	1,334,424
Total debt	1,236,401	842,650
Total stockholders’ equity	216,192	174,010

(1)	Our operating results fluctuate significantly between years, in accordance with, among other things, increased political advertising expenditures in even-numbered years.

(2)	In 2014, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our senior credit facility and (ii) the write off of unamortized deferred financing costs upon the extinguishment of debt of Excalibur, which we had treated as a variable interest entity (“VIE”) in accordance with GAAP, and the termination of our guarantee of such debt. In 2012, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our senior credit facility and (ii) the redemption of our then-outstanding 100% senior secured second lien notes due 2015.

(3)	In 2012, we repurchased the remaining approximately $25.9 million in face amount of Series D Perpetual Preferred Stock, and paid $16.7 million in accrued dividends related thereto.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should carefully consider the following risk factors, together with the Risk Factors in Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement, as well as all of the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide whether to invest in our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not known to us or that we currently deem immaterial also could materially adversely affect our business, financial condition or results of operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including the occurrence of one or more of the factors described in the following risk factors or in the documents incorporated by reference into this prospectus supplement.

Risks Related to the Ownership of Our Common Stock

The public price and trading volume of our common stock may be volatile.

The price and trading volume of our common stock may be volatile and subject to fluctuations. Some of the factors that could cause fluctuation in the stock price or trading volume of our common stock include:

•	general market and economic conditions and market trends, including in the television broadcast industry and the financial markets generally;

•	the political, economic and social situation in the United States;

•	actual or anticipated variations in operating results, including audience share ratings and financial results;

•	inability to meet projections in revenue;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or other business developments;

•	technological innovations in the television broadcast industry;

•	adoption of new accounting standards affecting the industry in which we operate;

•	operations of competitors and the performance of competitors’ common stock;

•	litigation or governmental action involving or affecting us or our subsidiaries;

•	changes in financial estimates and recommendations by securities analysts;

•	recruitment or departure of key personnel;

•	purchases or sales of blocks of our common stock; and

•	operating and stock performance of the companies that investors may consider to be comparable.

There can be no assurance that the price of our common stock will not fluctuate or decline significantly. The stock market in recent years has experienced considerable price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies and that could adversely affect the price of our common stock, regardless of our operating performance. Stock price volatility might be worse if the trading volume of shares of the common stock is low. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our common stock declines significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Certain stockholders or groups of stockholders have, and will continue to have, the ability to exert significant influence over us.

Hilton H. Howell, Jr., our Vice Chairman, President and Executive Officer and a member of our Board of Directors, is the son-in-law of Harriett J. Robinson, a member of our Board of Directors, as well as the husband of Robin R. Howell, a member of our Board of Directors (collectively with members of their family, the “Howell-Robinson Family”). Collectively, the Howell-Robinson Family directly or indirectly beneficially owns shares representing approximately 46.6% of the outstanding voting power of our common stock and Class A common stock.

As a result of these significant stockholdings and positions on the Board of Directors, the Howell-Robinson Family is expected to be able to continue to exert significant influence over our policies and management, potentially in a manner which may not be consistent with the interests of our other stockholders.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, repayment of outstanding debt, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We do not currently pay cash dividends on our common stock. To the extent a potential investor ascribes value to a dividend paying stock, the value of our stock may be correspondingly reduced.

Our Board of Directors has not declared a cash or stock dividend on our common stock since 2008. The timing and amount of any future dividend is at the discretion of our Board of Directors, and they may be subject to limitations or restrictions in our senior credit facility and other financing agreements we may be, or become, party to. We can provide no assurance when or if any future dividends will be declared on our common stock.

As a result, if and to the extent an investor ascribes value to a dividend-paying stock, the value of our common stock may be correspondingly reduced.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue additional equity securities in the future in connection with capital raises, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Anti-takeover provisions contained in our Restated Articles of Incorporation (“Articles”) and our Bylaws, as amended (“Bylaws”), as well as provisions of Georgia law, could impair a takeover attempt.

Our Articles and Bylaws may have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our shares of common stock or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

As a Georgia corporation, we are also subject to provisions of Georgia law, including Section 14-2-1132 of the Georgia Business Corporation Code. Section 14-2-1132 prevents some stockholders holding more than 10% of our outstanding common stock from engaging in certain business combinations unless the business combination was approved in advance by our Board of Directors or results in the stockholder holding more than 90% of our outstanding common stock.

Any provision of our Articles, our Bylaws or Georgia law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

We have the ability to issue preferred stock, which could affect the rights of holders of our common stock.

Our Articles allow our Board of Directors to issue up to 20 million shares of preferred stock and set the terms of such preferred stock. The terms of any such preferred stock, if issued, may adversely affect the dividend and liquidation rights of holders of our common stock.

Holders of our Class A common stock have the right to 10 votes per share on all matters to be voted on by our stockholders and, consequently, the ability to exert significant influence over us.

As a result of the 10 to 1 voting rights of holders of our Class A common stock, these stockholders are expected to be able to exert significant influence over all matters requiring stockholder approval, including mergers and other material transactions, and may be able to cause or prevent a change in the composition of our Board of Directors or a change in control of our Company that could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might ultimately affect the market price of our common stock.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price of our common stock may be affected by research or reports that industry or financial analysts publish about our business. If one or more of the analysts who cover us downgrade their evaluations of our common stock, the price of our stock could decline. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market for our common stock, which in turn could cause our stock price to decline.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $148,533,000 from this offering (or $170,938,500 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses. We expect to place the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, in our corporate treasury for general corporate purposes, and may use these net proceeds from time to time for, among other things, repayment of outstanding debt, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2014, on an actual basis and as adjusted to give effect to the completion of this offering and the expected use of net proceeds therefrom. This table should be read in conjunction with “Use of Proceeds” and “Selected Historical Consolidated Financial Information” included elsewhere herein, as well as our audited consolidated financial statements and related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement.

	As of December 31, 2014
	Actual	As Adjusted
	(Dollars in thousands)
Cash	$30,769	$179,302

Long-term debt (including current portion):
Senior credit facility(1):
Revolving credit facility	—	—
Term loans	556,438	556,438
7 1/2% senior notes due 2020(2)	679,963	679,963

Total long-term debt(3)	$1,236,401	$1,236,401
Stockholders’ Equity:
Common stock no par value; authorized 100,000,000 shares, 57,326,180 and 69,326,180 shares issued at December 31, 2014, actual and as adjusted, respectively	486,317	634,850
Class A common stock, no par value; authorized 15,000,000 shares, 7,567,868 shares issued at December 31, 2014	17,096	17,096
Treasury stock at cost, common stock, 4,814,716 shares	(41,072)	(41,072)
Treasury stock at cost, Class A common stock, 1,578,554 shares	(22,398)	(22,398)
Accumulated deficit	(202,939)	(202,939)
Accumulated other comprehensive loss, net of income tax benefit	(20,812)	(20,812)

Total stockholders’ equity	216,192	364,725

Total capitalization	$1,452,593	$1,601,126

(1)	As of December 31, 2014, we had no outstanding balances under our revolving credit facility and the maximum available borrowing capacity under our revolving credit facility was $50.0 million.
(2)	Includes unamortized premium of $4.963 million.
(3)	As of December 31, 2014, we were not required to make any principal payments on our senior credit facility or 7 1/2% senior notes due 2020 during the year ending December 31, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected historical consolidated financial information for Gray as of and for fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010. The selected historical consolidated financial information presented below does not contain all of the information you should consider when evaluating Gray, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, each of which is included in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement. Various factors are expected to have an effect on our financial condition and results of operations in the future, including the ongoing integration of any acquired businesses. You should also read this selected historical consolidated financial information in conjunction with the information under “Risk Factors” included elsewhere in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except net income per share data)
Statement of Operations Data(1):
Revenue (less agency commissions)	$508,134	$346,298	$404,831	$307,131	$346,058
Operating income	153,773	83,880	153,441	75,348	106,960
Loss from early extinguishment of debt(2)	(5,086)	—	(46,683)	—	(349)
Net income	48,061	18,288	28,129	9,035	23,163
Net income attributable to common stockholders	48,061	18,288	24,034	1,795	8,581
Net income attributable to common stockholders per common share:
Basic	0.83	0.32	0.42	0.03	0.16
Diluted	0.82	0.32	0.42	0.03	0.16

Balance Sheet Data (at end of period):
Total assets	$1,871,580	$1,334,424	$1,249,788	$1,233,980	$1,242,293
Long-term debt (including current portion)	1,236,401	842,874	832,867	832,233	826,704
Redeemable preferred stock(3)	—	—	—	24,841	37,181
Total stockholders’ equity	216,192	174,010	143,935	122,953	129,407

(1)	Our operating results fluctuate significantly between years, in accordance with, among other things, increased political advertising expenditures in even-numbered years.

(2)

In 2014, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our senior credit facility and (ii) the write off of unamortized deferred financing costs upon the extinguishment of debt of Excalibur, which we had treated as a VIE in accordance with GAAP, and the termination of our guarantee of such debt. In 2012, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our senior credit facility and (ii) the redemption of our then-outstanding 10 1/2% senior secured second lien notes due 2015. In 2010, we recorded a loss on early extinguishment of debt related to amendments to our then-existing senior credit facility.

(3)	In 2010, we repurchased approximately $60.7 million in face amount of Series D Perpetual Preferred Stock, and paid $14.9 million in accrued dividends thereon, in exchange for $50.0 million in cash and 8.5 million shares of common stock. In 2011, we repurchased approximately $13.4 million in face amount of Series D Perpetual Preferred Stock, and paid $6.6 million in accrued dividends thereon. In 2012, we repurchased the remaining approximately $25.9 million in face amount of Series D Perpetual Preferred Stock, and paid $16.7 million in accrued dividends related thereto.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax considerations for Non-U.S. Holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock purchased in this offering, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This summary only addresses Non-U.S. Holders that purchase our common stock issued pursuant to this offering and that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular Non-U.S. Holder in light of that Non-U.S. Holder’s particular circumstances, any U.S. federal tax considerations other than U.S. federal income and estate tax considerations (such as gift tax), the U.S. alternative minimum tax, the Medicare surtax on net investment income, or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a Non-U.S. Holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	brokers;

•	partnerships or other pass-through entities, or investors in partnerships or other pass-through entities holding shares of our common stock;

•	tax-exempt entities;

•	pension plans and retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. expatriates and other former citizens or long-term residents of the United States;

•	controlled foreign corporations, passive foreign investment companies and investors therein;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock (except to the extent specifically set forth below); and

•	persons that will hold our common stock as a position in a hedging transaction, straddle, conversion or other integrated transaction for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. considerations of acquiring, holding and disposing of shares of our common stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partnership considering an investment in shares of our common stock and partners therein are urged to consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER U.S. FEDERAL TAX RULES, UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION AND UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

As used in this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, but is not, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person (within the meaning of the Code).

Distributions on Our Common Stock

If we make cash or other property distributions on our common stock (other than certain distributions of our stock), such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock (determined on a share-by-share basis), but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain on Sale or Other Taxable Disposition of Our common stock” below.

Subject to the discussion of backup withholding and FATCA below, dividends on our Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30%, subject to any exemption or lower rate specified by an applicable income tax treaty, except to the extent that the dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, as described below. U.S. federal withholding tax is generally imposed on the gross amount of a distribution, due to the difficulty of determining whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a refund of any such excess amounts may be obtained if a claim for refund is timely filed with the IRS.

If a Non-U.S. Holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such trade or business, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax on dividends discussed above. To claim the exemption, the Non-U.S. Holder must furnish to us or the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form). However, such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a “United States person” (within the meaning of the Code), unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

A Non-U.S. Holder that wishes to claim the benefit of a reduction or exemption from U.S. federal withholding under an applicable income tax treaty generally will be required to complete IRS Form W-8BEN or W-8BEN-E, as applicable, and certify under penalties of perjury that such Non-U.S. Holder is not a “United States person’ (for purposes of the Code) and is eligible for the benefits of the applicable income tax treaty prior to the distribution date. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty (including Non-U.S. holders that do not timely provide us or our paying agent with the required certification) may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base of the Non-U.S. Holder maintained in the United States;

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest, or USRPI, because we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our common stock.

Any gain realized by a Non-U.S. Holder that is described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such Non-U.S. Holder were a “United States person” (within the meaning of the Code) unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on any such gain, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and do not presently anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. However, so long as our common stock continues to be “regularly traded on an established securities market” (as defined in applicable Treasury regulations), even if we are or become a USRPHC, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain arising from the sale or other disposition of our common stock if the Non-U.S. Holder held, actually or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common shares, 5% or less of our common shares. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of these rules. Non-U.S. Holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. Backup withholding, currently at a 28% rate, generally will not apply to distributions to a Non-U.S. Holder of our common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status such as by providing a valid IRS Form W-8BEN or W-8BEN-E (as applicable) or IRS Form W-8ECI (or other applicable form), or certain other requirements are met.

Information reporting and, depending on the circumstances, backup withholding will generally apply to the proceeds of a disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status such as by providing a valid IRS Form W-8BEN or W-8BEN-E, (as applicable) or IRS Form W-8ECI (or other applicable form) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

FATCA

Pursuant to the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (commonly referred to as “FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and “non-financial foreign entities (as defined in the Code) must comply with certain information reporting rules with respect to their U.S. account holders and investors or be subject to an additional U.S. federal withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or non-financial foreign entity will generally be subject to a 30% U.S. federal withholding tax with respect to dividends on and after January 1, 2017, gross proceeds from the disposition of our common stock unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to indentify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such tax. Non-U.S. Holders are urged to consult with their own tax advisors regarding the implications of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Wells Fargo Securities, LLC is acting as the book running manager of the offering. RBC Capital Markets, LLC is also acting as a book runner. We have entered into an underwriting agreement with the underwriters for whom Wells Fargo Securities, LLC is acting as representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Wells Fargo Securities, LLC	10,440,000
RBC Capital Markets, LLC	1,200,000
Barrington Research Associates, Inc.	180,000
Sidoti & Company, LLC	180,000

Total	12,000,000

All of the shares to be purchased by the underwriters will be purchased from us. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

We have granted a 30-day option to the underwriters to purchase up to a total of 1,800,000 additional shares of our common stock from us at the public offering price per share less the estimated underwriting discounts and commissions per share, as set forth on the cover page of this prospectus supplement, and less any dividends or distributions declared, paid or payable on the shares that the underwriters have agreed to purchase from us but that are not payable on such additional shares. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the prior table.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.5525 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.5525	$0.5525
Total	$6,630,000	$7,624,500

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $837,000 to be paid by us.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and each of our directors and executive officers have agreed, subject to specified exceptions, that, without the prior written consent of Wells Fargo Securities, LLC, we and they will not, during the period beginning on and including the date of this prospectus supplement through and including the date that is the 90th day after the date of this prospectus supplement, directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Company’s common stock or preferred stock or other capital stock (collectively, “capital stock”) or any securities convertible into or exercisable or exchangeable for common stock or other capital stock;

•

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•

enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other capital stock, other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing.

Moreover, if:

•	during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or;

•

prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless Wells Fargo Securities, LLC waives, in writing, that extension.

Notwithstanding the above, each of our directors and executive officers may receive common stock or other capital stock or securities convertible or exercisable or exchangeable for common stock or other capital stock upon the exercise of an option or in connection with the vesting of restricted stock, or transfer any such securities to the Company in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934 Act, as amended, solely in connection with the payment of taxes due in connection with any such exercise or vesting.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute payments the underwriters may be required to make in respect of these liabilities.

Our common stock is quoted on the New York Stock Exchange under the symbol “GTN.”

In connection with this offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of our shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell securities in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Conduct Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

Each purchaser of shares of common stock described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purpose of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock , as the expression may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that are also (i) “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons, and will be engaged in only with relevant persons.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock in Switzerland.

Other Relationships

Certain of the underwriters or their affiliates have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are agents and lenders under the Company’s Second Amended and Restated Credit Agreement, dated as of June, 13, 2014, and the First Amendment and Incremental Facility Agreement, dated as of September 15, 2014. Wells Fargo Securities, LLC and RBC Capital Markets, LLC are Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association is Administrative Agent, Swingline Lender and Issuing Bank and RBC Capital Markets, LLC is Documentation Agent under those agreements. In addition, from time to time, we have been advised that certain of the underwriters and their affiliates may affect transactions for their own account or the accounts of their customers, and hold long or short positions on behalf of themselves or their customers, in our debt or equity securities or loans.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Jones Day, Atlanta, Georgia. Certain legal matters under the Communications Act of 1934 and the rules and regulations promulgated thereunder by the FCC will be passed upon for us by Wiley Rein LLP. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Gray Television, Inc. and subsidiaries as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference into this prospectus supplement have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Hoak Media, LLC and subsidiaries incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We furnish and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC’s website at www.sec.gov. In addition, our filings are available to the public on our corporate website at http://www.gray.tv. The information contained on our website, other than the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, is not part of or incorporated by reference into this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement and the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than, in each case any documents or information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such documents or information are to be considered “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 5, 2015;

•

the portions of our proxy statement for our 2014 annual meeting of stockholders incorporated by reference into the Form 10-K for the fiscal year end December 31, 2013, which proxy statement was filed on April 10, 2014; and

•	our Current Reports on Form 8-K/A filed on August 27, 2014 and March 23, 2015.

You may request a copy of these filings free of charge by writing or telephoning us at:

Gray Television, Inc.

4370 Peachtree Road, N.E.

Atlanta, Georgia 30319

Telephone Number: (404) 504-9828

Attention: Chief Financial Officer

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of common stock to be offered and sold by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS

GRAY TELEVISION, INC.

$600,000,000

Common Stock

Class A Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

Units

We may offer and sell from time to time up to $600,000,000 of the following securities in one or more offerings, and in amounts, at prices and on terms to be determined at the time of our offerings: (i) our Common Stock, no par value; (ii) our Class A Common Stock, no par value; (iii) our preferred stock, no par value; (iv) warrants to purchase securities; (v) debt securities; (vi) guarantees of debt securities; and (viii) units that include any combination of the foregoing securities.

We will provide the specific terms and amounts of the securities and their offering prices in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide whether to invest in any of these securities.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

We have two classes of common stock: Common Stock and Class A Common Stock. Our Common Stock trades on the New York Stock Exchange under the symbol “GTN.” Our Class A Common Stock trades on the New York Stock Exchange under the symbol “GTN.A.” On August 20, 2013, the last reported sale price for our Common Stock was $6.52 per share and the last reported sale price for our Class A Common Stock was $6.54 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in our securities involves risks. You should carefully consider the risk factors set forth or incorporated by reference in this prospectus, in the applicable prospectus supplement and in our periodic reports filed from time to time with the Securities and Exchange Commission, as described under the section entitled “Risk Factors” on page 3 of this prospectus, before making any decision whether to invest in any of the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, we may, from time to time, sell any amount of securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $600,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read the entire prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and the related prospectus supplement. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Gray,” the “Company,” “we,” “us,” and “our” refer to Gray Television, Inc., a corporation organized in the state of Georgia, and its consolidated subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

Gray furnishes and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have furnished to or filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.gray.tv. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not part of or incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated. We do not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“2012 Form 10-K”), filed on March 5, 2013;

•	the portions of our proxy statement for our 2013 annual meeting of shareholders incorporated by reference into the 2012 Form 10-K, which proxy statement was filed on April 25, 2013;

•	our Quarterly Reports on Form 10-Q filed on May 2, 2013 and August 8, 2013; and

•	our Current Reports on Form 8-K filed on June 6, 2013, June 24, 2013 and July 10, 2013.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Gray Television, Inc.

4370 Peachtree Road, N.E.

Atlanta, Georgia 30319

(404) 504-9828

Attention:  Chief Financial Officer

INDUSTRY AND MARKET DATA

This prospectus includes, and any prospectus supplement may include, industry data regarding station rank, in-market share and television household data that we obtained from periodic reports published by The Nielsen Company (“Nielsen”). Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein, nor do we expect to do so in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus and any applicable prospectus supplement, and in the documents incorporated by reference in this prospectus and any applicable prospectus supplement, we make and may make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar words and expressions are generally intended to identify forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. All forward-looking statements in, and incorporated by reference into, this prospectus and any applicable prospectus supplement, are qualified by these cautionary statements and are made only as of the date of this prospectus or the applicable prospectus supplement and we undertake no obligation to update any information contained in, or incorporated by reference into, this prospectus or the applicable prospectus supplement, as the case may be, or to publicly release any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus or the applicable prospectus supplement, as the case may be. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act. The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•	we are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash;

•

we have a significant amount of debt and have the ability to incur additional debt, which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict, and are expected to continue to restrict, our business and limit our ability to act;

•	our ability to meet our debt service obligations on the notes and our other debt will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•

we are dependent on advertising revenues, which are seasonal and cyclical, and may also fluctuate as a result of a number of other factors, including any continuation of uncertain financial and economic conditions;

•	we are highly dependent upon a limited number of advertising categories;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•

we are dependent on our retransmission consent agreements with multichannel video programming distributors and any potential changes to the retransmission consent regime could materially adversely effect our business;

•	we purchase television programming in advance of earning any related revenue, and may not earn sufficient revenue to offset the costs thereof;

•	we are subject to risks of competition from other local stations as well as from cable systems, the Internet and other providers;

•	we may incur significant capital and operating costs, including costs related to our obligations under our defined benefit pension plans;

•	we may incur impairment charges related to our assets;

•	potential hostilities, terrorist attacks or similar events leading to broadcast interruptions could adversely affect our revenues and results of operations;

•

we do not currently pay cash dividends on our Common Stock or Class A Common Stock and if an investor ascribes value to a dividend-paying stock, the value of our Common Stock and Class A Common Stock may be reduced; and

•

we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (“FCC”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. We urge you to review carefully the information under the heading “Item 1A—Risk Factors” in our 2012 Form 10-K and in the other documents incorporated by reference in this prospectus and any applicable prospectus supplement for a more complete discussion of the risks or other factors that may cause our actual results to differ materially from those projected by the Company.

ABOUT OUR COMPANY

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 30 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. Twenty-two of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network, the Country Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

Gray Television, Inc. is a Georgia corporation. Our executive offices are located at 4370 Peachtree Road, NE, Atlanta, GA 30319, and our telephone number at that location is (404) 504-9828. Our website address is http://www.gray.tv. The information on our website is not a part of or incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making a decision about investing in our securities, you should carefully consider the risk factors incorporated by reference herein from our 2012

Form 10-K and subsequently filed quarterly reports on Form 10-Q, as well as those to be contained or incorporated by reference in any applicable prospectus supplement. You should also refer to the other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include capital expenditures, meeting working capital needs, refinancing indebtedness and possible acquisitions. We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges and preference security dividends for the indicated periods. We did not have any preferred stock outstanding during the six months ended June 30, 2013. For all other periods, our fixed charges include all preference security dividend requirements and, as a result, our ratios of earnings to fixed charges and combined fixed charges and preference security dividends are the same for all periods presented.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to combined fixed charges and preference security dividends (1)	1.45	1.60	1.04	1.14	(2)	(2)

(1)	For purposes of this ratio:

The term “earnings” is the amount resulting from adding and subtracting the following items. We add the following: (i) pre-tax income from continuing operations; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, we subtract the following: (i) interest capitalized and (ii) preference security dividend requirements of consolidated subsidiaries.

The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated securities.

The term “preference security dividend” is the amount of pre-tax earnings required to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

(2)	For the years ended December 31, 2009 and 2008, earnings were inadequate to cover fixed charges and preference security dividends by approximately $59.9 million and $323.2 million, respectively.

DESCRIPTION OF CAPITAL STOCK

The following section describes the general terms and provisions of our capital stock and is based upon our restated articles of incorporation (“Articles of Incorporation”) and our bylaws (“Bylaws”), each of which have been publicly filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part, and applicable provisions of law. The description is not complete and is intended only as a summary, and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws. You should read the Articles of Incorporation and Bylaws for the provisions that are important to you.

We are authorized to issue 135,000,000 shares of all classes of stock, of which 15,000,000 shares are designated as Class A common stock (“Class A Common Stock”), 100,000,000 shares are designated as common stock (“Common Stock”), and 20,000,000 shares are designated as preferred stock for which our board of directors has the authority to determine the rights, powers, limitations and restrictions, as all set forth more fully below.

Our authorized shares of capital stock are generally available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of capital stock, our board of directors may determine to issue shares without seeking shareholder approval.

Common Stock and Class A Common Stock

Shares Outstanding; Listing

As of July 31, 2013, we had 52,240,253 shares of Common Stock and 5,753,020 shares of Class A Common Stock outstanding. Our Common Stock trades on the New York Stock Exchange under the symbol “GTN.” Our Class A Common Stock trades on the New York Stock Exchange under the symbol “GTN.A.”

Rights Generally; Voting Rights

The rights of our Common Stock and Class A Common Stock are identical, except that our Class A Common Stock entitles the holder to ten votes on all matters on which shareholders are permitted to vote and our Common Stock entitles the holder to one vote on all matters on which shareholders are permitted to vote. Under our Articles of Incorporation, a majority of the shares outstanding and entitled to vote constitute a quorum at a meeting of shareholders. Under our Articles of Incorporation and Bylaws, unless otherwise required by Georgia law, action by our shareholders is taken by the affirmative vote of the holders of a majority of votes cast, except for elections of directors, which are determined by a plurality of the votes cast, at a meeting of the shareholders at which a quorum is present. Holders of Common Stock and Class A Common Stock may not cumulate their votes in the election of directors.

Dividends

The holders of our Common Stock and Class A Common Stock are entitled to dividends when and as may be declared by our board of directors out of funds legally available therefore and, upon liquidation, to a pro rata share in any distribution to shareholders.

Other Rights

Neither holders of our Common Stock nor our Class A Common Stock have any preemptive rights or conversion rights or other subscription rights. Neither our shares of Common Stock nor Class A Common Stock are subject to any redemption or sinking fund provisions, nor are they convertible into any of our other securities. All issued and outstanding shares of our Common Stock and Class A Common Stock are fully paid and nonassessable.

Pursuant to our Articles of Incorporation, if any person or group acquires beneficial ownership of 100% of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a “Significant Shareholder”), and such Significant Shareholder does not immediately after such acquisition beneficially own an equal percentage of the then issued and outstanding Common Stock, such Significant Shareholder must, within a 90 day period, commence a tender offer to acquire from all other holders of Common Stock all of the issued and outstanding shares of Common Stock beneficially owned by them, and must acquire all shares validly tendered. The offer price for any shares of Common Stock required to be purchased by a Significant Shareholder under our Articles of Incorporation is the greater of (i) the highest price paid by the Significant Shareholder for any share of Class A Common Stock or Common Stock (whichever is higher) in the six month period prior to becoming a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or Common Stock (whichever is higher) on the New York Stock Exchange (or such other exchange constituting the principal trading market for either class of common stock) during the 30 calendar days prior to becoming a Significant Shareholder.

If a Significant Shareholder fails to make an offer as required or purchase shares validly tendered and not withdrawn, such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned and acquired by such Significant Shareholder after the date that exceeded such Significant Shareholder’s comparable percentage of Common Stock unless and until the requirements above are complied with or unless and until all shares of Class A Common Stock which would require an offer to be made, are no longer owned by such Significant Shareholder.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock and Class A Common Stock.

Preferred Stock

Our board of directors is authorized, without shareholder approval, to establish out of our authorized 20,000,000 shares of preferred stock, one or more series of preferred stock, having such relative rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, as our board of directors shall determine without further vote or action by the shareholders. Pursuant to such authority, the board of directors has previously designated 1,000 shares of preferred stock as Series A Preferred Stock, 2,500 shares of preferred stock as Series B Preferred Stock, 5,000 shares of preferred stock as Series C Preferred Stock, and 1,000 shares of preferred stock as Series D Preferred Stock. As of July 31, 2013, there were no shares of preferred stock issued or outstanding, and all such designated shares are available for future issuance as shares of one or more series of preferred stock.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the designation of the series of preferred stock, which may be by distinguishing number, letter or title;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•

the dividend rate or rates of such shares, the date on which dividends, if declared, will be payable, and whether or not such dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of such preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of such preferred stock;

•	the terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such preferred stock, if any;

•	the voting rights, if any, granted to the holders of the shares of such preferred stock in addition to those provided by Georgia law or our Articles of Incorporation;

•

whether the shares of preferred stock shall be convertible into shares of our Common Stock, Class A Common Stock or any other class of our capital stock and, if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relating to the shares of preferred stock as may be permitted by Georgia law or our Articles of Incorporation;

•	any listing of such preferred stock on any securities exchange; and

•	a discussion of federal income tax considerations applicable to such preferred stock.

The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth above. The preferred stock offered will, when issued, be fully paid and nonassessable.

Anti-Takeover Provisions of our Articles of Incorporation and the Bylaws and Georgia Law

Certain provisions in our Articles of Incorporation and Bylaws and Georgia law may encourage persons considering unsolicited tender offers or other unilateral takeover provisions to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which shareholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and, therefore, could adversely affect the value of our securities.

Board of Directors

Our Bylaws provide that the number of directors shall be between 3 and 15, and shall be fixed by our board of directors from time to time. Under our Bylaws, shareholders have the power by majority vote at any meeting to remove a director. Our Bylaws also provide that any vacancy occurring on the board of directors may be filled by an affirmative vote of a majority of the remaining directors though less than a quorum of the board, and that any vacancy on the board by reason of an increase in the size of the board of directors, shall be filled by a majority vote of the board of directors, even though less than a quorum. These provisions may deter a shareholder from seeking to remove incumbent directors and simultaneously attempting to gain control of our board of directors by filling the vacancies created by this removal with its own nominees.

Shareholder Action Without a Meeting

Under the Georgia Business Corporation Code, unless a company’s articles of incorporation specify otherwise, any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting if a consent in writing is signed by all the holders of outstanding shares entitled to vote on the action or, if so provided in the articles of incorporation, by the holders of outstanding shares entitled to vote on the action having voting power to cast not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voted. As our Articles of Incorporation do not expressly provide for shareholder action by less than unanimous written consent our shareholders may not act upon a matter except at a duly called meeting or by unanimous written consent, thereby limiting the ability of our shareholders to take actions which may be opposed by our board of directors.

Advance Notice of Requirement for Shareholder Proposals and Director Nominees

Shareholders seeking to have a proposal included in a Company proxy statement for an annual meeting of shareholders, or otherwise considered at such meeting, including a proposal for the election of a director nominee, must comply with certain advance notice requirements under the rules and regulations of the SEC. These requirements are generally contained in our proxy statement for our most recent annual meeting of shareholders, and relate to the timing by which we must be notified of such proposal. These limitations may have the effect of precluding shareholder business at a particular special meeting if the proper procedures are not followed and may discourage or deter a third party from otherwise attempting to recommend individuals to our board of directors or obtain control of us.

Preferred Stock

As discussed above, our Articles of Incorporation authorize the issuance of preferred stock in one or more series. Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock. In some instances the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Amendments to the Articles of Incorporation and Bylaws

Under Georgia law, our board of directors may amend or repeal any provision of the Articles of Incorporation, except any provision declared to be amendable only by the shareholders. Our Bylaws expressly authorize the alteration, amendment, repeal or adoption of new bylaws by a majority vote of the shareholders at any regular or special shareholder meeting. Our board of directors are also authorized to amend or repeal any provision of our Bylaws under Georgia law.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

This section describes certain general terms and provisions of the debt securities we may issue pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. The debt securities of any series may be senior debt securities or subordinated debt securities and may have the benefit of guarantees by one or more of our subsidiaries.

We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture. As used in this registration statement, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable. The indentures are subject to any amendments or supplements as we may enter into from time to time which are permitted under the indentures. We will file the definitive indenture, when executed, as well as any amendments thereto, as exhibits to a current report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part. Except as we may otherwise indicate, the terms of the form of senior indenture and the form of subordinated indenture are identical.

We have summarized select portions of the senior debt securities, the subordinated debt securities and the indentures below. The following summary does not purport to be a complete description of the indentures, the debt securities or the guarantees, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the indentures, including any terms deemed to be a part thereof by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). You may obtain copies of the indentures as described under “Where You Can Find More Information.”

General

We may issue debt securities under the indentures, from time to time in one or more series with the same or different terms. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may, subject to certain conditions, be reopened, without the consent of the holders of outstanding debt securities, for issuances of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors or in one or more supplemental indentures.

We will describe the particular terms of each series of debt securities we offer, as well as any modifications or additions to the general terms of the indentures, in a prospectus supplement relating to the offer of those series of debt securities, including some or all of the following terms:

•

the title and ranking of the debt securities (which title shall distinguish such debt securities from all other debt securities we issue), including, as applicable, whether the debt securities are convertible or exchangeable for other securities;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	any limit upon the aggregate principal amount of the debt securities;

•	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities;

•	the date or dates, whether fixed or extendable, on which we will pay the principal on the debt securities;

•

the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and the record dates for the determination of holders to whom interest is payable;

•	any provisions relating to the issuance of the debt securities at an original issue discount;

•	the place or places where the principal of and interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;

•

whether we may, at our option, redeem the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•

if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable in accordance with the provisions of the debt securities or resolution of our board of directors or any applicable supplemental indenture;

•

any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices, at which, and the period or periods within which, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, including the terms or method of payment thereof if other than cash, and any provision for the remarketing of the debt securities;

•

the denominations, including U.S. Dollars, euros or pounds sterling, in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•

whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities, including the legends required by law or as we deem necessary or appropriate, the form of any temporary global security which may be issued;

•	whether the debt securities are issuable in tranches;

•

any obligation we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments and any other provision relative to such obligation, and any limitations on the ownership or transferability of the securities or property into which holders of the debt securities may convert or exchange the debt securities;

•	if other than the trustee under the indentures, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	if the debt securities do not bear interest, the applicable dates required under the indentures for furnishing information to the trustee regarding the holders of the debt securities;

•

any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the indentures;

•

if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amounts will be determined;

•	any deletions from, modifications of or additions to any other affirmative or negative covenants or events of default or other provisions with respect to the debt securities;

•

whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•

whether, and under what circumstances, we will pay additional amounts on the debt securities to any holder of the debt securities who is a non-United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•

whether the debt securities, in whole or in specified part, will be subject to defeasance or covenant defeasance and, if the debt securities may be defeased in whole or in specified part, any provisions to permit a pledge of obligations other than government obligations or other arrangements to satisfy the requirements for defeasance and, if other than by a resolution of our board of directors, the manner in which we may elect to defease the securities will be evidenced;

•

if the debt securities are to be guaranteed by any guarantors, the names of any guarantors of the debt securities and the terms of the guarantees including any deletions from, or modifications of or additions to, the provisions in the indentures related thereto;

•

whether the debt securities are to be secured by any property, assets or other collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements; and

•	any other terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $2,000 and in integral multiples of $1,000 in excess thereof, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any calendar day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

Unless otherwise indicated in the applicable prospectus supplement, the applicable trustee will act as paying agent and registrar for the debt securities under the indentures. We may act as paying agent or registrar under the indentures.

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive financial covenants, including, among others, covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Consolidation, Merger and Transfer of Assets

The indentures permit a consolidation or merger between us and another entity and/or the sale, assignment, transfer, conveyance or other disposition by us of all or substantially all of our property and assets, provided that:

•

either (a) we are the surviving corporation or (b) the entity formed by, or surviving, any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of a U.S. jurisdiction, provided that if we or such other successor entity is not a corporation, there will be a co-issuer of the debt securities that is a corporation;

•

the entity formed by, or surviving, any such consolidation or merger (if other than us) or the entity to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all our obligations under the debt securities and the indentures pursuant to agreements reasonably satisfactory to the applicable trustee;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists; and

•

we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the applicable indenture and that all conditions precedent to the transaction contained in the applicable indenture have been satisfied.

After any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties or assets in a transaction in accordance with the indentures, the successor entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will succeed to, and be substituted for us in the indentures, and may exercise every right and power of ours under this indenture with the same effect as if such successor entity had been named as the company in such indenture.

Modification and Waiver

Under the indentures, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities affected by the modification or amendment. Without the consent of each holder of debt securities affected, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):

•	reduce the principal amount of debt securities of that series;

•	reduce the principal of or change the fixed maturity of any debt security of that series;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security of that series;

•	alter or impair the right to convert at the rate or upon the terms provided in the applicable indenture;

•	make any of the debt securities payable in money other than that stated in the debt securities of that series;

•	impair a holder’s right to sue us for the enforcement of payments due on the debt securities of that series; or

•

if any debt securities of a series are guaranteed by the guarantee of any guarantor, a release of such guarantor from any of its obligations under such guarantee, except in accordance with the terms of the applicable indenture.

Notwithstanding the preceding, under the indentures, the holders of at least a majority of the total principal amount of the outstanding debt securities of any series may, on behalf of all holders of the debt securities of such series:

•	waive compliance by us with certain restrictive provisions of the applicable indenture; and

•

waive any existing or past default under the applicable indenture, except (a) a default in the payment of the principal of, or any premium or interest on, any debt securities of such series; or (b) a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of such series.

We and the trustee may amend the indentures without the consent of any holder of debt securities with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to provide for the assumption by a successor person;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued;

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act;

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement; and

•	to make any change that does not adversely affect the rights of any holder.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, “event of default” under the indentures will mean, with respect to any series of debt securities, any of the following:

•	failure to pay interest on any debt security for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security when due, either at maturity, upon redemption or otherwise;

•

failure on our part to comply with any other covenant or agreement in the indentures that applies to the debt securities for 60 days after we have received written notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding affected by the failure to comply in the manner specified in the applicable indenture;

•	certain events in bankruptcy, insolvency or reorganization relating to us; or

•

any guarantee by any guarantor which is a significant subsidiary (or a group which together would constitute a significant subsidiary) for any reason ceasing to be, or for any reason being asserted in writing by us or such guarantor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indentures or by terms of such series of debt securities.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

Each indenture requires us and any guarantor to file an officers’ certificate with the trustee each year regarding compliance with the terms of the applicable indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an event of default has occurred and is continuing, the applicable trustee will be required, in the exercise of their respective power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of debt securities, unless such holder has offered to the trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Satisfaction and Discharge of Indenture

The indentures will be discharged and will cease to be of further effect as to all debt securities of any series that have been issued thereunder, when:

•	either:

•

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the applicable trustee for cancellation; or

•

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the applicable trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the aggregate indebtedness on the debt securities not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the debt securities to the date of maturity or redemption (provided that no default or event of default has occurred and is continuing and such deposit will not breach any other instrument by which we are bound);

•	we have paid or caused to be paid all sums payable by it in respect of such securities of such series under the applicable indenture; and

•

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or on the redemption date, as the case may be.

In addition we must deliver an officer certificate and opinion of counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

•	to defease and be discharged from all of our obligations with respect to such debt securities, which we refer to as defeasance, or

•

to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, which we refer to as covenant defeasance.

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, premium on, if any, and interest, if any, on, the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to such stated date for payment or to a particular redemption date;

•

we must deliver to trustee an opinion of counsel to the effect that the holders of such debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred;

•

no default or event of default may have occurred or continue with respect to debt securities of such series on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and the granting of liens to secure such borrowings);

•

such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we are a party or bound;

•

we must deliver an officer’s certificate stating that the deposit was not made with the intent of preferring holders of the series of debt securities being redeemed over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•	we must deliver an officer’s certificate and opinion of counsel, stating that all conditions precedent relating to the defeasance have been complied with.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act.

Guarantees of Debt Securities

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the indentures do not require that any of our subsidiaries be a guarantor of any series of debt securities and permit the guarantors for any series of guaranteed debt securities to be different from any other series of guaranteed debt securities. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series and the terms and conditions of the guarantee will be identified in the applicable prospectus supplement.

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving entity) another entity, other than us or another guarantor, unless:

•	immediately after giving effect to such transaction, no default or event of default exists; and

•

the entity acquiring the property in such sale or disposition or the surviving entity is an entity organized or existing under the laws of a U.S. jurisdiction and expressly assumes all the obligations of that guarantor under its guaranty; and

•

we have delivered to the applicable trustee an officers’ certificate and opinion of counsel stating that the merger, consolidation or transfer and supplemental agreements, if any, comply with the applicable indenture.

The guaranty of a guarantor will be released:

•

in connection with any sale or other disposition of all or substantially all of the assets, or all of the capital stock, of that guarantor, by way of merger, consolidation or otherwise, to an entity that is not (either before or after giving effect to such transaction) us or a subsidiary; provided such sale, merger or consolidation is made in accordance with the terms of the applicable indenture; or

•	upon defeasance or covenant defeasance in accordance with the applicable indenture.

Any guarantor not released from its obligations under its guarantee will remain liable for the full amount of principal of, premium on, if any, interest, if any, on, the debt securities of such series.

The applicable prospectus supplement relating to any series of guaranteed debt securities may specify other terms of the applicable guarantees.

Subordination

If specified in the applicable prospectus supplement, the debt securities of a series, and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, we may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Notices

Unless otherwise indicated in the applicable prospectus supplement, we will give notices to holders of the debt securities by mail at the addresses listed in the security register.

Governing Law

The indenture and the debt securities (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Regarding the Trustee

We have not selected a trustee under the indenture. Disclosure regarding the trustee will be provided in an applicable prospectus supplement or amendment hereto.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of our Common Stock, Class A Common Stock, preferred stock, debt securities or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters or other investors pursuant to which the underwriters or other investors will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants.

The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•

the designation, number or principal amount and terms of our Common Stock, Class A Common Stock, preferred stock, debt securities, other securities or combination thereof, purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the debt securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of each underlying security that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commences and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the material terms of any standby underwriting agreement entered into by us in connection with any warrants;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date or occurrence. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of any units offered thereby, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

A summary of any material United States federal income tax considerations for persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors in securities are urged to consult their own tax advisors prior to deciding whether to invest in the securities.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

Any applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in any applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In any applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities and we will describe any commissions payable to the agent. Unless we inform you otherwise in any applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in any applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in any applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in any applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in any applicable prospectus supplement. Any applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform other services for us in the ordinary course of their businesses.

VALIDITY OF SECURITIES

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities offered by this prospectus will be passed upon for us by Jones Day, Atlanta, Georgia and, with respect to certain matters under Nevada law, by Woodburn and Wedge, Reno, Nevada. If legal matters in connection with particular offerings of the securities in the future are passed upon by counsel to the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the 2012 Form 10-K have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

12,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

March 25, 2015

Wells Fargo Securities

RBC Capital Markets

Barrington Research

Sidoti & Company, LLC